EXHIBIT 3.2

To:      The Secretary of State
         State of New Jersey

         Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1.       The name of the corporation is EP MedSystems, Inc.

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 28th day of September, 1998:

         Resolved, that a new Article Tenth of the Certificate of Incorporation be added to read as follows:

     TENTH: Effective with the election of directors at the annual meeting of shareholders to be held in 1998, the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the by-laws; one calls to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1999, another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2001, with the members of each class to hold office until their respective successors are elected and qualified. At each annual meeting of shareholders commencing with the annual meeting in 1999, the successors to the classes of directors whose terms then expire shall be elected to serve three year terms and until their respective successors are duly elected and qualified. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Any increase or decrease in the number of directors shall be apportioned among the classes so as to make all classes as nearly equal in number as possible.

     Notwithstanding anything contained herein to the contrary, the affirmative vote of the holders of a majority of all issued and outstanding shares of the corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend or adopt any provisions inconsistent with, or repeal this Article TENTH or any provision hereof at any annual or special meeting of shareholders.

3.       The number of shares entitled to vote upon the amendment was 9,849,917.

4. The number of shares voting for and against such amendment is as follows:

                     Number of Shares             Number of Shares
                   Voting For Amendment       Voting Against Amendment
                         6,898,493                       0


5. The effective date of this Amendment to the Certificate of Incorporation shall be upon filing.

         Dated this 6th day of November, 1998

                          EP MedSystems, Inc.

                          By: /s/ James J. Caruso
                          James J. Caruso, VP-Finance, CFO & Secretary